CHINA CLEAN ENERGY INC.
Jiangyin Industrial Zone, Jiangyin Town
Fuqing City, Fujian Province
People’s Republic of China

January 7, 2011

Yu Lin
No. 18 Shuitou Road, Fuzhou, Fujian, PRC

Re: Offer of Board Position

Dear Mr. Lin:

We are pleased to offer you a position as a member of the board of directors of China Clean Energy Inc. (the “Company”).

Term of Service:  January 7, 2011 through December 31, 2011 or until your successor is duly elected and qualified, whichever is later (the “Termination Date”); provided, however, that this letter agreement and the obligations of the Company hereunder shall automatically terminate and be of no further force and effect if you resign or are removed prior to the Termination Date.

Fees:  Fees for board service shall be paid in Chinese Renminbi (RMB) and in cash, comprised of an annual retainer for service as a member of the board of directors.  Fees will be wire transferred to designated accounts.

Annual Retainer for Board Service: As a retainer for board related services to be performed, you will be entitled to receive RMB 30,000 (thirty thousand Renminbi) per year, paid in four (4) equal installments, in advance of and by the first day of each calendar quarter.

Stock Options: As a director, you will also receive an option to purchase 30,000 shares of the Company’s common stock, which option will vest in accordance with the following schedule: 1/12 of the shares subject to the option shall vest on the date of grant, and 1/12 of the shares subject to the option will vest on the first day of each calendar quarter thereafter beginning on April 1, 2011, with the option being 100% vested on October 1, 2013, subject to you continuing to serve as a director of the Company through each such date.  Such option will be granted pursuant to, and subject to the terms of, the China Clean Energy Inc. 2011 Long-Term Incentive Plan (the “Plan”).  The price for such options will be contained in a separate agreement.

Expense Reimbursement:  All reasonable and properly documented expenses related to meeting participation will be fully reimbursed.  Travel in the PRC will be in coach or economy class.  Expenses will be payable reasonably promptly upon presentation to the Company.

Current Events / Continuing Education Reimbursement:  The Company expects you to stay abreast of current/anticipated changes in rules and regulations which may affect the Company.  Therefore, the Company encourages you to attend seminars and continuing education classes in your area of responsibility, and will reimburse you for expenses reasonably incurred to attend such forums, provided such expenses are approved in advance by the Chairman of the Company’s board or the Company’s Chief Financial Officer.  Such expenses will be shared equally with all other companies on whose board you serve in a relevant capacity.

Offer of Board Position, Page 2
January 7, 2011

You agree to make every effort to attend appropriate continuing education on a local basis and avoid travel outside your home city if possible.

We look forward to you joining the Company’s board of directors.  We anticipate exciting times ahead filled with many challenges and opportunities.  We are confident that you will make significant contributions to the Company’s future success.

Very truly yours,

/s/ Tai-ming Ou

Tai-ming Ou
Chairman of the Board of Directors
China Clean Energy Inc.

Agreed to and accepted by the undersigned
the 7th day of January, 2011

/s/ Yu Lin
Yu Lin